Exhibit 5.2

07

TAX EXEMPT AND GOVERNMENT ENTITIES DIVISION	DEPARTMENT OF THE TREASURY INTERNAL REVENUE SERVICE WASHINGTON, D.C. 20224

Plan Description: Non-Standardized Pre-Approved Profit Sharing/Money Purchase/CODA

FFN: 317C0520701-001 Case: 201901692 EIN: 71-0294708

Letter Serial No: Q702844a

Date of Submission: 12/31/2018

VOYA RETIREMENT INSURANCE AND ANNUITY	Contact Person:
COMPANY	Janell Hayes
ONE ORANGE WAY	Telephone Number:
WINDSOR, CT 06095	513-975-6319
In Reference To: TEGE:EP:7521
Date: 06/30/2020

Dear Applicant:

In our opinion, the form of the plan identified above is acceptable for use by employers for the benefit of their employees under Internal Revenue Code (IRC) Section 401.

We considered the changes in qualification requirements in the 2017 Cumulative List of Notice 2017-37, 2017-29 Internal Revenue Bulletin (IRB) 89. Our opinion relates only to the acceptability of the form of the plan under the IRC. We did not consider the effect of other federal or local statutes.

You must provide the following to each employer who adopts this plan:

•	A copy of this letter

•	A copy of the approved plan

•	Copies of any subsequent amendments including their dates of adoption

•	Direct contact information including address and telephone number of the plan provider

Our opinion on the acceptability of the plan’s form is a determination as to the qualification of the plan as adopted by a particular employer only under the circumstances, and to the extent, described in Revenue Procedure (Rev. Proc.) 2017-41, 2017-29 I.R.B. 92. The employer who adopts this plan can generally rely on this letter to the extent described in Rev. Proc. 2017-41. Thus, Employee Plans Determinations, except as provided in Section 12 of Rev. Proc. 2020-4, 2020-01 I.R.B. 148 (as updated annually), will not issue a determination letter to an employer who adopts this plan. Review Rev. Proc. 2020-4 to determine the eligibility of an adopting employer, and the items needed, to submit a determination letter application. The employer must also follow the terms of the plan in operation.

Except as provided below, our opinion doesn’t apply to the requirements of IRC Sections 401(a)(4), 401(l), 410(b), and 414(s). Our opinion doesn’t apply to IRC Sections 415 and 416 if an employer maintains or ever maintained another qualified plan for one or more employees covered by this plan. For this purpose, we will not consider the employer to have maintained another defined contribution plan provided both of the following are true:

•	The employer terminated the other plan before the effective date of this plan

•	No annual additions have been credited to any participant’s account under the other plan as of any date within the limitation year of this plan

Also, for this purpose, we’ll consider an employer as maintaining another defined contribution plan, if the employer maintains any of the following:

•	A welfare benefit fund defined in IRC Section 419(e), which provides post-retirement medical benefits allocated to separate accounts for key employees as defined in IRC Section 419A(d)

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

FFN: 317C0520701-001

Page: 2

•	An individual medical account as defined in IRC Section 415(l)(2), which is part of a pension or annuity plan maintained by the employer

•	A simplified employee pension plan

Our opinion doesn’t apply to Treasury Regulations Section 1.401 (a)-1(b)(2) requirements for a money purchase plan or target benefit plan where the normal retirement age under the employer’s plan is lower than age 62.

Our opinion doesn’t constitute a determination that the plan is an IRC Section 414(d) governmental plan. This letter is not a ruling with respect to the tax treatment to be given contributions which are picked up by the governmental employing unit within the meaning of IRC Section 414(h)(2).

Our opinion doesn’t constitute a determination that the plan is an IRC Section 414(e) church plan.

Our opinion may not be relied on by a non-electing church plan for rules governing pre-ERISA participation and coverage.

Our opinion applies to the requirements of IRC Section 410(b) if 100 percent of all non-excludable employees benefit under the plan.

Employers who choose a safe harbor allocation formula and a safe harbor compensation definition may also rely on this opinion letter for the non-discriminatory amounts requirement under IRC Section 401(a)(4).

If this plan includes a cash or deferred arrangement (CODA) or otherwise provides for contributions subject to IRC Sections 401(k) and/or 401(m), the employer may rely on the opinion letter regarding the form of the non-discrimination tests of IRC Sections 401(k)(3) and 401(m)(2), if the employer uses a safe harbor compensation definition. For plans described in IRC Sections 401(k)(12) or (13) and/or 401(m)(11) or (12), employers may rely on the opinion letter regarding whether the plan’s form satisfies the requirements of those sections unless the plan provides for the safe harbor contribution to be made under another plan. For SIMPLE plans described in IRC Sections 401(k)(11) and 401(m)(10), employers may also rely on the opinion letter regarding whether the plan’s form satisfies the requirements of those sections.

The provisions of this plan override any conflicting provision contained in the trust or custodial account documents used with the plan, and an adopting employer may not rely on this letter to the extent that provisions of a trust or custodial account that are a separate portion of the plan override or conflict with the provisions of the plan document. This opinion letter does not cover any provisions in trust or custodial account documents.

An employer who adopts this plan may not rely on this letter when:

•	the plan is being used to amend or restate a plan of the employer which was not previously qualified

•	the employer’s adoption of the plan precedes the issuance of the letter

•	the employer doesn’t correctly complete the adoption agreement or other elective provisions in the plan

•

the plan is not identical to the pre-approved plan (that is, the employer has made amendments that cause the plan not to be considered identical to the pre-approved plan, as described in Section 8.03 of Rev. Proc. 2017-41)

Our opinion doesn’t apply to what is contained in any documents referenced outside the plan or adoption agreement, if applicable, such as a collective bargaining agreement.

Our opinion doesn’t consider issues under Title l of the Employee Retirement Income Security Act (ERISA) which are administered by the Department of Labor.

If you, the pre-approved plan provider, have questions about the status of this case, you can call the telephone number at the top of the first page of this letter. This number is only for the provider’s use.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

FFN: 317C0520701-001

Page: 3

Individual participants or adopting eligible employers with questions about the plan should contact you.

You must include your address and telephone number on the pre-approved plan or the plan’s adoption agreement, if applicable, so that adopting employers can contact you directly.

If you write to us about this plan, provide your telephone number and the best time to call if we need more information. Whether you call or write, refer to the letter serial number and file folder number at the top of the first page of this letter.

Let us know if you change or discontinue sponsorship of this plan.

Keep this letter for your records.

Sincerely Yours,

/s/ Khin M. Chow
Khin M. Chow
Director, EP Rulings & Agreements

Letter 6186 (June-2020)

Catalog Number 72434C